UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    December 24, 2008

QuickLogic Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-22671	77-0188504
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1277 Orleans Drive, Sunnyvale, CA		94089-1138
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code    (408) 990-4000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

The disclosure provided in Item 5.02(e) below is incorporated by reference herein.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

On December 24, 2008, the Compensation Committee of the Board of Directors of QuickLogic Corporation (the “Company”) established the 2009 target bonuses and performance objectives under the Company’s 2005 Executive Bonus Plan (the “Plan”).  The Plan, as amended, was filed in a current report on Form 8-K filed with the Securities and Exchange Commission on March 12, 2007.  Unlike fiscal 2008, during which a portion of each participant’s total incentive compensation consisted of variable incentive compensation and bonus incentive compensation, during fiscal 2009, 100% of each participant’s incentive compensation will consist solely of bonus incentive compensation.  Incentive compensation is dependent upon the Company’s achievement of a new product revenue objective and the Company must achieve a certain threshold against an operating profit objective for participants to earn any bonus.  Quarterly bonuses for the first, second, and third quarters will be paid depending on the actual level of the Company’s performance against the objectives during the quarter in question, and may range from 0% to 80% of the quarterly target bonus amounts.  The fourth quarter bonus payment will depend on the overall annual performance of the Company with respect to the annual objectives and may range from 0% to 200% of the target bonus amounts.  The Chief Executive Officer’s target bonus for 2009 is currently 43% of his annual base salary and each of the other participants has a target bonus for 2009 currently equal to 25% to 55% of his/her annual base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 30, 2008

QuickLogic Corporation

/s/ E. Thomas Hart
E. Thomas Hart
Chairman, President and Chief Executive Officer